Exhibit 5.1

March 31, 2026

Perpetua Resources Corp.

Suite 201 - 405 S 8th Street

Boise, Idaho

83702 USA

Re:	Perpetua Resources Corp. (the “Company”) – Registration Statement on Form S-3

Dear Sirs/Mesdames:

We have acted as British Columbia counsel to Perpetua Resources Corp., a company incorporated under the laws of British Columbia, in connection with the preparation and filing with the United States Securities and Exchange Commission (the “SEC”) of a Registration Statement dated March 31, 2026 (the “Registration Statement”) on Form S-3 under the United States Securities Act of 1933, as amended (the “Act”). The Registration Statement registers:

1.	the issuance and sale of an unspecified number of the Company’s common shares (“Shares”), preferred shares (“Preferred Shares”), debt securities (“Debt Securities”), subscription receipts exercisable for equity securities and/or other securities (“Subscription Receipts”), warrants to purchase equity securities or Debt Securities (“Warrants”) and units comprised of one or more of the securities described herein, in any combination (“Units” and collectively with the Shares, Preferred Shares, Debt Securities, Subscription Receipts and Warrants, the “Securities”); and

2.	the registration of the offer and sale from time to time by certain selling shareholders (the “Selling Shareholders”), named in the Registration Statement, of Shares held by such Selling Shareholders (the “Selling Shareholder Unit Shares” or Shares issuable upon the exercise of Warrants issued to such Selling Shareholders (the “Selling Shareholder Warrant Shares” and, together with the Selling Shareholder Unit Shares, the “Selling Shareholder Shares”),

all of which may be issued, offered or sold from time to time on a delayed or continuous basis pursuant to Rule 415 under the Act.

The Registration Statement includes a (i) base prospectus, with respect to the offer and sale of the Securities (the “Base Prospectus”), which provides that it will be supplemented in the future by one or more prospectus supplements and (ii) resale prospectus, with respect to the offer and resale of the Selling Shareholder Shares (together with the Base Prospectus, the “Prospectuses”), each of which provides that it may be supplemented in the future by one or more prospectus supplements.

In connection with this opinion, we have examined the Registration Statement and the Prospectuses, and such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

Bentall 5        550 Burrard St        Suite 2501        Vancouver, BC V6C 2B5

(604) 674-9170        (604) 674-9245 Fax        cozen.com

Perpetua Resources Corp.

March 31, 2026

We are qualified to carry on the practice of law in the Province of British Columbia. Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, in each case, in effect on the date hereof. We express no opinion with respect to the laws of any other jurisdiction.

We have no responsibility or obligation to (i) update this opinion, (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion, nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

We have assumed that: (i) all information contained in all documents reviewed by us is true and correct, (ii) the genuineness of all signatures on all documents reviewed by us, (iii) the authenticity and completeness of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified or photostatic copies, (v) each natural person signing any document reviewed by us had the legal capacity to do so, none of which facts we have independently verified, (vi) no order, ruling or decision of any court or regulatory or administrative body is in effect at any relevant time that restricts the issuance of the Securities or the Selling Shareholder Shares, (vii) there is no foreign law that would affect the opinion expressed herein, and (viii) at the time of the execution and delivery of any documents relating to the Securities or the offering thereof, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. We also have assumed the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

We have also assumed that at all relevant times:

(a)	the Company has the necessary corporate power and capacity to execute, deliver and perform its obligations under the terms and conditions of any purchase, underwriting or other agreement, indenture or instrument relating to the Company’s creation, authentication, issuance, sale and/or delivery of the Securities and Selling Shareholder Shares to which the Company is party (any such agreement, an “Agreement”);

(b)	the Company has the necessary corporate power and capacity to authorize, create, authenticate, validly issue, sell and deliver the Securities and Selling Shareholder Shares and perform its obligations under the terms and conditions of the Securities and Selling Shareholder Shares;

(c)	all necessary corporate action has been taken by the Company to duly authorize the execution and delivery by the Company of the Agreement and the performance of its obligations under the terms and conditions thereof;

(d)	all necessary corporate action has been taken by the Company to duly authorize, create, authenticate, sell, deliver and validly issue the Securities and Selling Shareholder Shares and to perform its obligations under the terms and conditions thereof, and all of the terms and conditions relevant to the execution, delivery and issuance of the Securities and Selling Shareholder Shares in the applicable Agreement have been complied with;

Perpetua Resources Corp.

March 31, 2026

(e)	all necessary corporate action has been taken by the Company to duly authorize the terms of the offering of the Securities , Selling Shareholder Shares and related matters;

(f)	the Agreement (i) has been duly authorized, executed and delivered by all parties thereto and such parties had the capacity to do so; (ii) constitutes a legal, valid and binding obligation of all parties thereto; (iii) is enforceable in accordance with its terms against all parties thereto; and (iv) is governed by the laws of the Province of British Columbia;

(g)	the Securities and Selling Shareholder Shares have been duly authorized, created, authenticated, sold and delivered and validly issued by the Company and any other person signing or authenticating the Securities and/or Selling Shareholder Shares, as applicable;

(h)	the terms of the offering of the Securities, the Selling Shareholder Shares and related matters have been duly authorized by the Company;

(i)	the Company has complied, and will comply, with Division 8 of Part 3 of the Business Corporations Act (British Columbia);

(j)	the execution and delivery of the Agreement and the performance by the Company of its obligations under the terms and conditions thereunder do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the notice of articles or articles of the Company, any resolutions of the board of directors or shareholders of the Company, any agreement or obligation of the Company, or applicable law;

(k)	the authorization, creation, authentication, sale, delivery and issuance of the Securities and Selling Shareholder Shares and the Company’s performance of its obligations under the terms and conditions thereof do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the notice of articles or articles of the Company, any resolutions of the board of directors or shareholders of the Company, any agreement or obligation of the Company, or applicable law; and

(l)	the terms of the offering of the Securities, the Selling Shareholder Shares and related matters do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the notice of articles or articles of the Company, any resolutions of the board of directors or shareholders of the Company, any agreement or obligation of the Company, or applicable law.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	the Selling Shareholder Unit Shares have been validly issued as fully paid and non-assessable shares in the capital of the Company;

2.	upon the valid exercise of the Warrants held by the Selling Shareholders in accordance with their terms including receipt by the Company of the exercise price in full for the Selling Shareholder Warrant Shares and the issuance of the Selling Shareholder Warrant Shares, the Selling Shareholder Warrant Shares will be validly issued as fully paid and non-assessable shares in the capital of the Company; and

3.	upon payment for the applicable Securities provided for in the applicable Agreement and when issued, sold and delivered and in accordance with such Agreement, (i) Shares and Preferred Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company, and (ii) Debt Securities, Subscription Receipts, Warrants and Units will be validly issued by, and will be binding obligations of, the Company.

Perpetua Resources Corp.

March 31, 2026

This opinion letter has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Prospectuses, the Registration Statement or the Securities.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm on the cover page and under the caption “Legal Matters” in the Prospectuses. In giving this consent, we do not hereby agree that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

/s/ Cozen O'Connor LLP